Exhibit 10.1

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (the “Fourth Amendment”) dated this 19th day of April, 2019 (the “Effective Date”) is made by and between ONE CANAL PARK MASSACHUSETTS, LLC, a Delaware limited liability company (“Landlord”), and HUBSPOT, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated October 7, 2016, as amended by that certain First Amendment to Lease dated February 14, 2017 (the “First Amendment”), as amended by Second Amendment to Lease dated March 12, 2018 (the “Second Amendment”), and further amended by Third Amendment to Lease dated May 2, 2018 (collectively, the “Lease”) whereby Tenant leases from Landlord certain premises consisting of a total of approximately 65,496 rentable square feet, comprised of: (i) 16,750 rentable square feet on the second (2nd) floor (“Premises A”); (ii) approximately 8,562 rentable square feet on the second (2nd) floor (“Premises B”); (iii) approximately 9,022 rentable square feet on fourth (4th) floor of the Building (“Premises C”); (iv) approximately 21,052 rentable square feet on the fourth (4th) floor of the Building (“Premises D”); and approximately 10,109 rentable square feet on the first (1st ) floor of the Building (“Premises E”) (collectively, Premises A, Premises B, Premises C, Premises D and Premises E shall be known as the “Existing Premises”) in the building located at One Canal Park, Cambridge, Massachusetts (the “Building”);

B.WHEREAS, the Expiration Date with respect to the Existing Premises is scheduled to expire on April 30, 2029 (the “Expiration Date”); and

C.WHEREAS,Landlord has agreed and Tenant desires to lease additional space consisting of approximately 30,074 rentable square feet on the third (3rd) floor of the Building (“Premises F”) as substantially shown on the floor plan attached hereto as EXHIBIT “A” subject to the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Recitals.  The recitals set forth above are incorporated herein and made a part of this Fourth Amendment as if set forth herein in full.

2.Capitalized Terms.  All capitalized terms used in this Fourth Amendment that are not defined in this Fourth Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Fourth Amendment, the definitions set forth in this Fourth Amendment shall control.

3.Term for Premises F.

3.1Landlord demises to Tenant, and Tenant takes from Landlord, Premises F upon and subject to the provisions of the Lease, as amended by this Fourth Amendment.  Subject to the terms and conditions set forth herein, the Term of the Lease with respect to Premises F (the “Premises F Term”) shall commence on the later date to occur of (the “Premises F Commencement Date”):  (i) October 1, 2019, or (ii) date Landlord delivers possession of Premises F to Tenant vacant, broom free, free of tenants, occupants, property and debris, in compliance with all applicable Laws and free of Hazardous Materials that are required to be removed, remediated, or encapsulated pursuant to applicable Environmental Laws and shall expire on April 30, 2029 (the “Premises F Expiration Date”).  In no even shall Landlord deliver Premises F to Tenant prior to October 1, 2019.

3.2For purposes of this Fourth Amendment, the “Estimated Premises F Commencement Date” is October 1, 2019.  From and after the Premises F Commencement Date, Premises F shall be deemed a “Portion of the Premises” under the Lease. Once the Premises F Commencement Date has occurred, Landlord and Tenant shall execute a commencement date agreement, in a form similar to that which is attached as Exhibit 5 to the Lease in order to confirm the Premises F Commencement Date, the Premises F Expiration Date and the schedule with respect to Yearly Rent for Premises F.

4.Premises F Rent Commencement Date. The “Premises F Rent Commencement Date” shall commence on the Premises F Commencement Date.

5.Yearly Rent for Premises F. Effective as of the Premises F Rent Commencement Date, Tenant shall pay Yearly Rent with respect to Premises F in accordance with the following schedule and in accordance with all other terms and conditions applicable to the payment of Yearly Rent under the Lease:

Term for Premises F	Yearly Rent	Monthly Payment	Per Rentable Square Foot of Premises F
From the Premises F Rent Commencement Date through the expiration of the First Premises F Rent Year	$2,405,920.00	$200,493.33	$80.00
Second Premises F Rent Year	$2,435,994.00	$202,999.50	$81.00
Third Premises F Rent Year	$2,466,068.00	$205,505.67	$82.00
Fourth Premises F Rent Year	$2,496,142.00	$208,011.83	$83.00
Fifth Premises F Rent Year	$2,526,216.00	$210,518.00	$84.00
Sixth Premises F Rent Year	$2,556,290.00	$213,024.17	$85.00
Seventh Premises F Rent Year	$2,586,364.00	$215,530.33	$86.00
Eighth Premises F Rent Year	$2,616,438.00	$218,036.50	$87.00
Ninth Premises F Rent Year	$2,646,512.00	$220,542.67	$88.00
From the commencement of the Tenth Premises F Rent Year through April 30, 2029	$2,676,586.00	$223,048.83	$89.00

For purposes of the Lease, the term “Premises F Rent Year” shall mean a twelve-month period beginning on the Premises F Rent Commencement Date or any anniversary of the Premises F Rent Commencement Date, except that if the Premises F Rent Commencement Date does not fall on the first day of a calendar month, then the first Premises F Rent Year shall begin on the Premises F Rent Commencement Date and end on the last day of the month containing the first anniversary of the Premises F Rent Commencement Date, and each succeeding Premises F Rent Year shall begin on the day following the last day of the prior Premises F Rent Year.

6.Tax Excess for Premises F. The Tax Base with respect Premises F shall be the actual amount of Taxes for the fiscal year 2021 (i.e., July 1, 2020, through June 30, 2021). From and after July 1, 2021, Tenant shall pay to Landlord Tenant’s Premises F Proportionate Share (as hereinafter defined) of the amount by which Taxes in any Tax Period exceed the Tax Base with respect to Premises F, with such excess payable in accordance with the terms and conditions of the Lease. “Tenant’s Premises F Proportionate Share” shall be 29.64%.

7.Operating Excess for Premises F. The Operating Costs in the Base Year with respect to Premises F shall be the actual amount of Operating Costs for the calendar year 2020. From and after January 1, 2021, Tenant shall pay to Landlord Tenant’s Premises F Proportionate Share of the amount by which Operating Costs in any Operating Year exceed the Operating Costs in the Base Year with respect to Premises F, with such excess payable in accordance with the terms and conditions of the Lease.

8.Amendment to Parking.  For purposes of clarification herein, Tenant currently has the right to thirty eight (38) Parking Passes under the Lease. Effective as of the Premises F Commencement Date, Tenant shall have the right to thirty (30) additional Parking Passes under the Lease. Effective as of the Premises D Commencement Date, Tenant shall have the right to ten (10) additional Parking Passes under the Lease. The Parking Passes shall be subject to all of the terms and conditions of Section 30.12 of the Lease.

9.Condition of Premises F.  Except for Landlord’s obligation to: (a) deliver Premises F in accordance with Section 3.1 of this Fourth Amendment; (b) demolish the existing improvements in Premises F at its sole cost and expense in accordance with a demolition plan mutually agreed to by Landlord and Tenant; (c) and to provide the Premises F Improvement Allowance as more particularly described on Exhibit “B” attached hereto, Landlord shall not be obligated to make any improvements or contribute any allowances and Tenant shall take occupancy of the Premises F in its “as-is” condition as of the date of this Fourth Amendment.  Notwithstanding the foregoing, (i) Landlord’s representation set forth in Section 2.2 of the Lease shall apply with respect to Premises F as of the Premises F Commencement Date, (ii) Section 3.1(c) of the Lease shall apply to Premises F, and (iii) Section 3.1(d) shall apply to Premises F.

10.Tenant’s Extension Option.  For purposes of confirmation herein, Tenant’s Extension Option under Section 30.16 (Tenant’s Option to Extend the Term of the Lease) shall be applicable to Premises F.

11.Deletion of Tenant’s Right of First Offer. Section 30.17. Tenant’s Right of First Offer. shall be deleted and of no further force and effect.

12.Exterior Building Signage.  Section 13. Building Signage. of the Second Amendment shall be deleted in its entirety and replaced with the following:

Notwithstanding the terms and conditions of Section 18.4 of the Lease, and subject to: (i) all applicable laws; and (ii) Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, shall have the right to install exclusive signage on any area above the first (1st) floor of the exterior office portion of the Building (the “Exterior Building Signage”) which shall exclude any signage below the first (1st) floor for the ground floor retail tenants of the Building. The size and location of the Exterior Building signage shall be mutually agreed upon by Landlord and Tenant and shall be subject to the approval of the City of Cambridge.  Upon expiration or earlier termination of the Lease, Tenant shall remove the Exterior Building Signage at its sole cost and expense and leave the Building façade in good, clean condition and repair.

13.Lobby and Common Area Improvements. Subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense shall have the right to: (a) make modifications and improvements to the lobby and all common areas of the Building for the purpose of creating more usable soft seating and communal space; and (b) to install interior signage and branding within the lobby and all common areas. Except as set forth herein, the provisions of this paragraph shall be considered Alterations and subject to all terms and conditions of the Lease that govern the same.

14.Letter of Credit. Landlord is currently holding a Letter of Credit in the amount of $444,890.20. Notwithstanding any terms and conditions of this Lease to the contrary, as of the date of Tenant’s signature to this Fourth Amendment, and as a condition to the effectiveness of this Fourth Amendment, the Letter of Credit shall be amended or replaced so as to increase the amount to $594,725.50. The Letter of Credit shall be amended or replaced so as to increase the amount to $1,151,206 on or before the Premises F Commencement Date. The Letter of Credit shall be amended or replaced so as to increase the amount to $1,540,668.00 on or before the Premises D Commencement Date. All other terms and condition set forth in Article 8.2 of the Lease with respect to the Letter of Credit shall remain in full force and effect.

15.Dog Friendly Premises. Paragraphs (f) and (g) of Section 30.19 of the Lease shall be deleted in its entirety and replaced with the following:

(f)Access to and egress from the Building and tenant premises shall be as follows:

(i)Enter or exit from the Building using only the Otis Way entrance and the stairwell off the vestibule. Dogs shall be permitted in the main lobby of the Building to access the first (1st) floor suite. Dogs in the first (1st) floor premises may use any of the Canal facing doors that serve their space.

(g)Dogs are not permitted in the restrooms, elevators, bicycle room, or in any Building public or common space existing currently or designated by Landlord in the future except in the areas designated in clause (i) above.

16.Bicycle Room. Tenant shall have access to the bicycle room on the first (1st) floor of the Building for the purpose of storing bicycles and subject to such reasonable rules and regulations as may be required by Landlord.

17.Brokers. Tenant represents to Landlord that Tenant has not dealt with any broker in connection with this Fourth Amendment other than CBRE/New England representing Landlord exclusively (“Landlord’s Broker”), and T3 Advisors, LLC, representing Tenant exclusively (“Tenant’s Broker”), and warrants that no other broker is or may be entitled to any commission in connection therewith. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any other brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Fourth Amendment other than Landlord’s Broker and Tenant’s Broker. Landlord represents and warrants that, in connection with the execution and delivery of the Lease, it has not directly or indirectly dealt with any broker other than Landlord’s Broker and Tenant’s Broker.  Landlord agrees to defend, exonerate and save harmless Tenant and anyone claiming by, through, or under Tenant against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Landlord shall pay any commissions due to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker.

18.Counterparts and Authority.  This Fourth Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  Landlord and Tenant each warrant to the other that the person or persons executing this Fourth Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Fourth Amendment.

19.Confirmation of Lease. Except as amended by this Fourth Amendment, all terms and provisions of the Lease shall remain in full force and effect, and as further modified by this Fourth Amendment, is expressly ratified and confirmed by the parties hereto. This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

20.Governing Law; Interpretation and Partial Invalidity.  This Fourth Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this Fourth Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Fourth Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Fourth Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Fourth Amendment.  This Fourth Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

21.Binding Agreement.  This document shall become effective and binding only upon the execution and delivery of this Fourth Amendment by both Landlord and Tenant.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Fourth Amendment to be executed as of the Effective Date.

LANDLORD:

ONE CANAL PARK MASSACHUSETTS, LLC

a Delaware limited liability company

By:	Bay State REIT, LLC
a Delaware limited liability company, its Manager

By:	U.S. Real Estate Investment Fund REIT, Inc.
a Delaware corporation, its Manager

By:	/s/ Thomas Taranto
Name:	Thomas Taranto
Title:	Vice President

TENANT:

HUBSPOT, INC.

a Delaware corporation

By:	/s/ John Kelleher
Name:	John Kelleher
Title:	General Counsel

EXHIBIT “A”

PREMISES F

ATTACHED HERETO

EXHIBIT “B”

PREMISES F IMPROVEMENT Allowance

1.Landlord shall, in the manner set forth in Section 5.2(b) of the Lease, provide to Tenant an allowance of up to $58.00 per rentable square foot of Premises F (which equals up to $1,744,292.00 in total) (the “Premises F Improvement Allowance”). The Premises F Improvement Allowance shall be used by Tenant to pay for the construct certain improvements with respect to the Premises F (the “Premises F Tenant Improvements”).

2.Landlord agrees that Tenant may apply the Premises F Improvement Allowance towards hard construction costs, soft costs (such as permitting, architectural and engineering fees), voice and data wiring and cabling costs, and furniture, fixtures and equipment expenses subject to and in accordance with the same terms and conditions set forth in Sections 5.2(b) and 5.2(c) of the Lease.

3.Tenant acknowledges that all costs for the Premises F Tenant Improvements in excess of the Premises F Improvement Allowance shall be at the sole cost and expense of Tenant.

4.The Premises F Tenant Improvements shall: (a) be subject to the same terms and conditions set forth in Section 5 of the Lease applicable to the Tenant’s Work, provided, however, in no event shall Tenant be required to post any lien bonds or surety payment and performance bonds with respect to the Premises F Tenant Improvements; (b) based on plans and specifications previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; (c) performed in a good and workmanlike manner by contractors previously approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; and (d) be in compliance with all applicable laws and regulations.

5.Landlord shall disburse the Premises F Improvement Allowance to Tenant on a periodic basis (but no more than once per month) in accordance with the terms and conditions of Section 5.2 of the Lease applicable to the Landlord’s Contribution.

6.Tenant must request disbursement of the Premises F Improvement Allowance on or before the date which is eighteen (18) months following the Premises F Commencement Date, the failing of which shall cause Tenant to forfeit any portion of the Premises F Improvement Allowance not requisitioned by Tenant as of such applicable date. Tenant shall not be permitted to apply any unused portion of the Premises F Improvement Allowance toward Rent or other amounts due under the Lease.

7.If Landlord fails timely to pay any portion of the Premises F Improvement Allowance when properly due and as to which Tenant has satisfied the requisition conditions, and such failure shall continue for thirty (30) days after written notice from Tenant to Landlord, then Tenant, provided no monetary or material non-monetary Event of Default of Tenant has occurred and is continuing, may deliver a second notice to Landlord, which notice shall specify the Requisition that has not been timely paid, the date upon which it was sent to Landlord, and if Landlord fails to disburse the amount expressly referenced in such notice within five (5) business days, then Tenant shall have the right to have such unpaid amount credited against the next installment(s) of Yearly Rent thereafter due under the Lease, until such sums due Tenant have been fully paid by Landlord or fully credited and accounted for.